VA International Equity Fund Acquisition

Effective on the close of business on December 5, 2003, the Fund acquired substantially all the assets and assumed certain liabilities of Evergreen VA Global Leaders Fund in a tax-free exchange for Class

 1 and Class 2 shares of the Fund. The acquired net assets were exchanged through a tax-free exchange for 3,591,314 Class 1 shares and 295,696 Class 2 shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $3,286,097. The aggregate net assets of the Fund and VA Global Leaders Fund immediately prior to the acquisition were $32,014,045 and $40,160,932, respectively.

The aggregate net assets of the Fund immediately after the acquisition were $72,174,977.

VA Fund Acquisition

Effective on the close of business on December 5, 2003, the Fund acquired substantially all the assets and assumed certain liabilities of Evergreen VA Blue Chip Fund in a tax-free exchange for Class 1 and Class 2 shares of the Fund. The net assets were exchanged through a tax-free exchange for 917,423 Class 1 shares and 246,846 Class 2 shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $1,462,521. The aggregate net assets of the Fund and VA Blue Chip Fund immediately prior to the acquisition were $24,225,090 and $13,395,878, respectively.

Effective on the close of business on December 5, 2003, the Fund acquired substantially all the assets and assumed certain liabilities of Evergreen VA Master Fund in a tax-free exchange for Class 1 and Class 2 shares of the Fund. The net assets were exchanged through a tax-free exchange for 2,074,798 Class 1 shares and 125,096 Class 2 shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $4,483,139. The aggregate net assets of the Fund and VA Master Fund immediately prior to the acquisition were $24,225,090 and $25,313,819, respectively. The aggregate net assets of the Fund immediately after the acquisition were $62,934,787.

VA Growth and Income Fund Acquisition

Effective on the close of business on December 5, 2003, the Fund acquired substantially all the assets and assumed certain liabilities of VA Capital Growth Fund in a tax-free exchange for Class 1 and Class 2 shares of the Fund. The net assets were exchanged through a tax-free exchange for 2,904,240 Class 1 shares and 1,438,531 Class 2 shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized appreciation of $4,395,565. The aggregate net assets of the Fund and VA Capital Growth Fund immediately prior to the acquisition were $47,742,729 and

 $63,723,747, respectively. The aggregate net assets of the Fund immediately after the acquisition were $111,466,476.